Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Form S-4 of Twenty One Assets, LLC (the “Company”) of our report dated July 2, 2025, relating to the financial statements of the Company as of April 30, 2025 and for the period from April 17, 2025 (inception) to April 30, 2025, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Company’s financial statements for the period from April 17, 2025 (inception) to April 30, 2025.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

September 12, 2025